EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AEGON USA Companies Employee Stock Option Plan - 2007 for the registration of 3,171,000 Common Shares, of our reports dated March 30, 2007, with respect to the consolidated financial statements and schedules of AEGON, N.V., AEGON N.V. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AEGON N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The Hague, The Netherlands, June 26, 2007

/s/ ERNST & YOUNG ACCOUNTANTS
Ernst & Young Accountants

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